POWER OF ATTORNEY

    The undersigned, a director and (or) officer of Harsco Corporation, a Delaware corporation (the "Company") appoints the following individuals, with full power to each of them to act alone, as his or her true and lawful attorneys-in-fact and agents to execute and file on behalf of the undersigned all Forms 3, 4 and 5 and any amendments thereto that the undersigned may be required to file with the Securities and Exchange Commission, and any stock exchange or similar authority, as a result of the undersigned's ownership of or transactions in securities of Harsco Corporation. The authority of the following individuals under the Power of Attorney shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Harsco Corporation, unless earlier revoked in writing. The undersigned acknowledges that the following individuals are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

    The following employees of Harsco Corporation:

Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary of the Corporation
        Vice President, Assistant General Counsel & Assistant Corporate Secretary
         Corporate Governance Associate

    This authorization shall supersede all prior authorizations to act for the undersigned with respect to securities of the Company in these matters.

    IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of October 2018.

        Carolann I. Haznedar